Exhibit 10.01
PANDORA MEDIA, INC.
2011 Equity Incentive Plan

NOTICE OF PERFORMANCE AWARD GRANT

[Participant Name]

You have been granted a performance award (the “Award”) comprised of performance-based restricted stock units (the “PSUs”), each representing one share of common stock of Pandora Media, Inc. (the “Company”) (each share of Company common stock, a “Share”), as follows:

Date of Grant:	[Grant Date]

Total Number of PSUs Granted:	[Number of PSUs Granted]

Vesting/Exercise Schedule:

So long as your Continuous Service Status continues, the PSUs shall vest as follows: 25% of the PSUs subject to the Award on the Date of Grant shall be eligible to vest on February 15, 2017, and the remainder of the PSUs subject to the Award on the Date of Grant shall be eligible to vest thereafter in 6.25% quarterly installments on each May 15, August 15, November 15 and February 15 (each date, a “Vesting Date”); provided, however, that the Average Trading Price (as defined below) must equal or exceed $20.00 in order for vesting to occur on the applicable Vesting Date. If the Average Trading Price does not equal or exceed $20.00 on the applicable Vesting Date, then the portion of the Award that was scheduled to vest on such Vesting Date shall not vest and shall remain eligible for vesting on the next Vesting Date on which the Average Trading Price equals or exceeds $20.00. Any portion of the Award that remains unvested as of the final Vesting Date shall be cancelled by the Company and forfeited. For purposes of this Award, (i) “Average Trading Price” means the average of the closing transaction prices of a Share, as reported on the New York Stock Exchange or the principal national stock exchange on which a Share is then traded, for the 90 consecutive calendar days immediately preceding the applicable Vesting Date and (ii) if the Vesting Date occurs on day on which the New York Stock Exchange or the principal national stock exchange on which a Share is then traded is closed, then the Vesting Date shall be the first trading date immediately prior to the Vesting Date.

Termination of Continuous Service Status Without a Change of Control:
If the Award is scheduled to vest in connection with your termination of Continuous Service Status under the Executive Severance and Change of Control Policy (the “Severance Policy”) and such termination of Continuous Service Status is not due to a Change of Control Termination (as defined in the Severance Policy), you shall continue to be eligible to vest based on the achievement of the performance-based vesting condition set forth in this Notice through the Vesting Dates that occur during the Severance Months (as defined in the Severance Policy). Following the expiration of the Severance Months, you shall cease to be eligible for any further vesting in the Award and the unvested PSUs shall be cancelled by the Company and forfeited. For the avoidance of doubt, the provisions of this Notice supersede Section 4(a)(v) of the Severance Policy, and this Award shall not convert to a monthly vesting schedule. In the event that a Change of Control occurs during the Severance Months, if the purchase price per Share in the transaction constituting such Change of Control equals or exceeds $20.00, then all unvested PSUs eligible for vesting through the Vesting Dates that occur during the Severance Months shall become immediately and fully vested and shall be settled within 30 days following such Change of Control; provided however, that if the purchase price per Share in such Change of Control transaction is less than $20.00, then, upon the Change of Control, unvested PSUs shall be cancelled by the Company and forfeited.

Conversion to Time-Vested RSUs or Cancellation upon a Change of Control:
If (i) a Change of Control occurs, and (ii) the purchase price per Share in the transaction constituting such Change of Control equals or exceeds $20.00, then, upon the Change of Control, the unvested portion of the Award shall be converted into time-vested restricted stock units, which shall vest in accordance with the vesting schedule set forth in this Notice, subject to your Continuous Service Status through the applicable Vesting Date but without taking into account the performance-based vesting condition set forth in this Notice; provided however, that if the purchase price per Share in such Change of Control transaction is less than $20.00, then, upon the Change of Control, unvested PSUs shall be cancelled by the Company and forfeited.

Termination of Continuous Service Status Following a Change of Control:

If your Continuous Service Status is terminated within 12 months following the Change of Control due to a Change of Control Termination, then all unvested PSUs shall become immediately and fully vested and shall be settled within 30 days following such Change of Control Termination.

By accepting this Award, you agree that this Award is granted under and governed by the terms and conditions of the Pandora Media, Inc. 2011 Equity Incentive Plan and the Performance Award Agreement attached hereto and incorporated by reference herein. In addition, you agree and acknowledge that your rights to any Shares underlying the PSUs will be earned only as provided above and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in

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any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

PANDORA MEDIA, INC.

[Signed Electronically]	By:
[Participant Name]	Name:
Title:

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PANDORA MEDIA, INC.
2011 EQUITY INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT

1.    Grant of Award. Pandora Media, Inc., a Delaware corporation (the “Company”), hereby grants to you (“Participant”) a performance award (the “Award”) of the number of PSUs (each representing a Share) set forth in the Notice of Performance Award Grant (the “Notice”), subject to the terms, definitions and provisions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Notice or the Plan, as applicable. The terms and conditions of this Performance Award Agreement (this “Agreement”), to the extent not controlled by the terms and conditions contained in the Plan, are as follows:
1.Vesting. The Award shall become vested on the vesting schedule set forth in the Notice, subject to the satisfaction of the applicable performance-based vesting conditions and Participant remaining in Continuous Service Status on the applicable Vesting Date.
2. Forfeiture of Unvested Portion of Award. Immediately upon termination of Participant’s employment for any reason (including death or disability), any unvested portion of the Award shall be forfeited without consideration.
3. Conversion into Common Stock. Subject to the Committee’s prior written certification of the achievement of the applicable performance-based vesting conditions set forth in the Notice, Shares will be issued on the applicable Vesting Date (or, to the extent not administratively feasible, as soon as practicable thereafter, but in any event no later than 30 days thereafter). As a condition to such issuance, Participant shall have satisfied his or her tax withholding obligations as specified in this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Company be obligated to issue a fractional Share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the conversion of a PSU or the delivery of Shares hereunder would violate any federal, state or other applicable laws and/or may issue Shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which Shares are issued may, to the extent permitted by Section 409A of the Code, include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

4. Tax Treatment. Any withholding tax liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the PSUs) incurred in connection with the PSUs becoming vested and Shares issued, or otherwise incurred in connection with the PSUs, may be satisfied in any of the following manners determined by the Committee (and the Committee may with notice to Participant require any of the following methods): (i) by the sale by Participant of a number of Shares that are issued under the PSUs, which the Company determines is sufficient to generate an amount that meets the tax withholding obligations plus additional Shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, and such Shares may be sold as part of a block trade with other participants of the Plan; (ii) with the consent of the Committee in its discretion, by the Company withholding a number of Shares that would otherwise be issued under the PSUs that the Company determines have a fair market value equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law; or (iii) by payment by Participant to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law. Participant hereby authorizes the Company to withhold such tax withholding amount from any amounts owing to Participant to the Company and to take any action necessary in accordance with this paragraph.
Notwithstanding the foregoing, Participant acknowledges and agrees that he is responsible for all taxes that arise in connection with the PSUs becoming vested and Shares being issued or otherwise incurred in connection with the PSUs, regardless of any action the Company takes pursuant to this Section.
5. Restrictions on Transfer. Participant understands and agrees that neither the Award nor any PSUs granted thereunder may be sold, given, transferred, assigned, pledged or otherwise hypothecated by the holder.
6. Certificates. Certificates, transfer agent book entries or other evidence of ownership as determined by the Company issued in respect of the Shares shall, unless the Committee otherwise determines, be registered in the name of Participant. The stock certificate, if any, shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws.
7. No Stockholder Rights. Participant will have no voting, dividend or other rights as the Company’s other stockholders with respect to the Shares until issuance of the Shares.
8. No Employment/Service Rights. Neither this Agreement nor the grant of the PSUs hereby confers on Participant any right to continue in the employ or service of the

Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary to determine the terms of Participant’s employment or service.
9. Entire Agreement; Terms of Plan, Interpretations. Participant acknowledges that he has received and reviewed a copy of the Plan. This Agreement (including the Notice) contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement together with the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Participant and his legal representatives on any question arising hereunder.